Exhibit 99.1

News Release

July 5, 2023
FOR IMMEDIATE RELEASE

Solenis Completes Acquisition of Diversey for $4.6 Billion

Deal combines two industry leaders in adjacent but highly complementary markets

WILMINGTON, Del. (USA) — Solenis, a leading manufacturer of specialty chemicals used in water-intensive industries, has completed its previously announced acquisition of Diversey Holdings, Ltd., effective July 5, in an all-cash transaction valued at an enterprise value of approximately $4.6 billion. Diversey is a leading provider of hygiene, infection prevention and cleaning products and technology.

With the acquisition, Solenis has grown to an enterprise operating in over 130 countries with 71 manufacturing facilities and more than 15,000 employees. Headquartered in Wilmington, Delaware, Solenis was acquired by Platinum Equity in 2021. Bain Capital, the majority shareholder of Diversey, will hold a minority stake in Solenis as a result of this transaction.

“This merger makes Solenis a more diversified company with significantly increased scale, broader global reach and the ability to offer a ‘one-stop shop’ suite of solutions that meet customer demand and address water management, cleaning and hygiene issues on a global basis,” said John Panichella, CEO, Solenis. “Together, we have a foundation from which we can continue to leverage our strong customer partnerships, leading-edge innovation and value-added services to propel Solenis’ aggressive growth trajectory. With continued support from Platinum Equity, we are confident that we will maximize the promising opportunities ahead.”

Panichella stated that the addition of the Diversey line of cleaning and hygiene products and technologies helps create cross-selling opportunities that will make Solenis an even more valuable partner for its customers. “We now have greatly enhanced capabilities to help our customers tackle critical sustainability challenges, reduce their environmental impact and help create a cleaner, safer world,” he said.

"This is a transformational opportunity to bring together two innovative companies that have each been developing solutions for many of the world’s most pressing challenges for more than 100 years,” said Platinum Equity Co-President Jacob Kotzubei. “By joining forces, they're better positioned to accelerate the pace of progress across a wider range of high-growth end markets.”

“We are excited to create a larger, more expansive platform that will enable Solenis with even more opportunities to grow both organically and through additional acquisitions in core and adjacent markets going forward,” added Platinum Equity Managing Director Nathan Eldridge.

Advisors

BofA Securities, Goldman Sachs and Piper Sandler served as financial advisors to Solenis on the transaction. Gibson, Dunn & Crutcher LLP provided legal counsel and Willkie Farr & Gallagher LLP provided debt financing counsel to Platinum Equity and Solenis. BofA Securities and Goldman Sachs led the debt financing for the acquisition.

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About Solenis

Solenis is a leading global producer of specialty chemicals focused on delivering sustainable solutions for water-intensive industries, including consumer, industrial, institutional, food and beverage, and pool and spa water markets. Owned by Platinum Equity, the company’s product portfolio includes a broad array of water treatment chemistries, process aids, functional additives, and cleaners and disinfectants, as well as state-of-the-art monitoring and control systems. These technologies are used by customers to improve operational efficiencies, enhance product quality, protect plant assets, minimize environmental impact and create cleaner and safer environments. Headquartered in Wilmington, Delaware, the company has 71 manufacturing facilities strategically located around the globe and employs a team of over 15,000 professionals in 130 countries across six continents. Solenis is a 2023 US Best Managed Company.

For additional information about Solenis, please visit www.Solenis.com or follow us on social media.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with approximately $36 billion of assets under management and a portfolio of approximately 50 operating companies that serve customers around the world. Platinum Equity specializes in mergers, acquisitions and operations — a trademarked strategy it calls M&A&O® — acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 27 years Platinum Equity has completed more than 350 acquisitions.

FOR FURTHER INFORMATION:

Solenis

Catherine Abernathy

+1 904-910-1071

cmabernathy@solenis.com

Platinum Equity

Dan Whelan

+1 310-282-9202

dwhelan@platinumequity.com